Exhibit 31.1

CERTIFICATIONS

I, William Andrew Hendricks, Jr., certify that:

1. I have reviewed this annual report on Form 10-K/A of Patterson-UTI Energy, Inc.; and

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

/s/ William Andrew Hendricks, Jr.
William Andrew Hendricks, Jr.
President and Chief Executive Officer

Date: February 14, 2020